Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
R.G. Barry Corporation:
We consent to the incorporation by reference in the Registration Statements (Nos. 33-23567, 33-67596, 33-83252, 333-06875, 333-28671, 333-81105, 333-90544, 333-111100 and 333-131672) on Form S-8 of R.G. Barry Corporation of our report dated September 8, 2009, with respect to the consolidated balance sheets of R.G. Barry Corporation and subsidiaries as of as of June 27, 2009 and June 28, 2008 and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for the years ended June 27 2009, June 28, 2008 and June 30, 2007, which report appears in the Annual Report on Form 10-K of R.G. Barry Corporation for the year ended June 27, 2009.
/s/ KPMG LLP
Columbus, Ohio
September 8, 2009